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               CUMBERLAND MOUNTAIN BANCSHARES, INC.
               1998 STOCK OPTION AND INCENTIVE PLAN


                  ____________________________

                          Agreement for
                 for Non-incentive Stock Options

                  ____________________________


     STOCK OPTION (the "Option") for a total of __________ shares of Common Stock, par value $.01 per share, of Cumberland Mountain Bancshares, Inc. (the "Company") is hereby granted to _____________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Cumberland Mountain Bancshares, Inc. 1998 Stock Option and Incentive Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.   Exercise Price.  The exercise price per share is
          --------------
$______, which equals 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2.   Exercise of Option.  This Option shall be
          ------------------
exercisable in accordance with the Plan and the following provisions:

          (i)  Schedule of rights to exercise.
               ------------------------------


                                   Percentage of Total Shares
Years of Continuous Employment     Subject to Option Which May
 After Date of Grant of Option         Be Exercised
-------------------------------    ---------------------------

     Upon Grant                                   0%

     1 year but less than 2 years            33 1/3%

     2 years but less than 3 years           33 1/3%

     3 years or more                         33 1/3%


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NON-ISO Agreement
Page 2

     (ii)  Method of Exercise.  This Option shall be
           ------------------
exercisable by a written notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions on exercise.  The Option may not be
            ------------------------
exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3.   Withholding.  The Optionee hereby agrees that the
          -----------
exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4.   Non-transferability of Option.  This Option may not
          -----------------------------
be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's

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NON-ISO Agreement
Page 3

spouse, lineal ascendants,
lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

     5.   Term of Option.  This Option may not be exercisable
          --------------
for more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

_______________________
Date of Grant             CUMBERLAND MOUNTAIN BANCSHARES, INC.
                          1998 STOCK OPTION AND INCENTIVE PLAN
                          COMMITTEE


                          By: __________________________________
                              Authorized Member of the Committee


                              Witness: _________________________



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               CUMBERLAND MOUNTAIN BANCSHARES, INC.
               1998 STOCK OPTION AND INCENTIVE PLAN


                  _____________________________

                       Form for Exercise of
                   Non-incentive Stock Options

                  _____________________________


Treasurer
Cumberland Mountain Bancshares, Inc.
1431 Cumberland Avenue
Middlesboro, Kentucky 40965

     Re:  1998 Stock Option and Incentive Plan
          ------------------------------------

Dear Sir:

     The undersigned elects to exercise his Non-Incentive Stock Option to purchase ___________ shares, par value $.01, of Common Stock of Cumberland Mountain Bancshares, Inc. under and pursuant to a Stock Option Agreement dated ___________, 199_.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $______  of cash or check
          $______  in the form of _______ shares of Common
                   Stock, valued at $____ per share
          $______  in the form of the Company's withholding
                   of _______ shares of Common Stock,
                   valued at  $ ____ per share, that are
                   subject to this Option

          $        TOTAL
           ======

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name ________________________________________________________

Address _____________________________________________________

Social Security Number ______________________________________


_____________________
     Date
                              Very truly yours,


                              __________________________